Westbury Bancorp, Inc. Reports Net Income for the Three and Nine Months Ended June 30, 2015

West Bend, WI, July 24, 2015 (PR Newswire)- Westbury Bancorp, Inc. (NASDAQ: WBB), the holding company (the “Company”) for Westbury Bank (the “Bank”), today announced net income of $110,000, or $0.03 per common share, and $1.0 million, or $0.25 per common share, for the three and nine months ended June 30, 2015, respectively, compared to net income of $69,000, or $0.01 per common share, and a net loss of $1.7 million, or $(0.35) per common share, for the three and nine months ended June 30, 2014, respectively.
Ray Lipman, Chairman and Chief Executive Officer, said, "For this quarter, compared to the first two quarters of the year, our earnings decreased due to decisions made by management that will ultimately contribute to progress toward our long-term goal of earnings growth. We made the decision to close an underperforming branch office and to buyout a service contract. These decisions reduced earnings this quarter but are expected to reduce expenses in future periods for the Company. Without the impact of these non-recurring expenses and the large OREO valuation adjustment discussed below, our net income for the quarter would have continued the growth trend from the previous four quarters."
Greg Remus, President, added, "Our growth goals are being accomplished through executing our strategic plan to build upon strong commercial and personal banking relationships to increase commercial and residential loans and related deposits, reduce non-performing assets, control operating expenses and increase non-interest income to continue to improve our performance. We are also using capital management initiatives such as our current stock repurchase program to deploy excess capital and maximize the return on our shareholders' investment in the Company. We are confident that our current strategy will continue to provide revenue and earnings growth and enhance long-term shareholder value."
Highlights for the nine months and the quarter include:

•
During the nine months ended June 30, 2015, our net loan portfolio grew by $69.6 million, or 22.3% annualized growth. The portfolio growth consisted primarily of single family, multifamily and commercial real estate loans. Loan growth was the primary driver of an increase in total interest and dividend income of $783,000, or 17.4%, to $5.3 million for the three months ended June 30, 2015 compared to $4.5 million for the three months ended June 30, 2014, and an increase of $1.8 million, or 13.2%, to $15.3 million for the nine months ended June 30, 2015 compared to $13.5 million for the nine months ended June 30, 2014.

•
During the nine months ended June 30, 2015, our deposits increased by $67.1 million, or 19.7% annualized growth. Deposit growth was the primary driver of an increase in total interest expense of $124,000, or 31.5%, to $518,000 for the three months ended June 30,

2015 compared to $394,000 for the three months ended June 30, 2014, and an increase of $190,000, or 15.6%, to $1.4 million for the nine months ended June 30, 2015 compared to $1.2 million for the nine months ended June 30, 2014.

•
Net interest income increased $659,000, or 16.0%, to $4.8 million for the three months ended June 30, 2015 compared to $4.1 million for the three months ended June 30, 2014, and by $1.6 million, or 13.0%, to $13.9 million for the nine months ended June 30, 2015 compared to $12.3 million for the nine months ended June 30, 2014. Our net interest margin was 3.41% for the nine months ended June 30, 2015 compared to 3.44% for the nine months ended June 30, 2014. The yield on interest-earning assets decreased by 3 basis points, primarily due to the loan growth in the current low rate environment experienced during the nine months ended June 30, 2015, while the cost of funds was unchanged.

•
Non-performing assets have decreased to $2.5 million, or 0.39% of total assets, at June 30, 2015, compared to $3.8 million, or 0.67% of total assets, at September 30, 2014 and $5.0 million, or 0.90% of total assets, at June 30, 2014.

•
Classified assets have decreased to $4.6 million, or 0.73% of total assets, at June 30, 2015, compared to $6.5 million, or 1.14% of total assets, at September 30, 2014, and $10.3 million, or 1.86% of total assets, at June 30, 2014.

•
Annualized net charge-offs remained low at 0.08% of average loans for the three months ended June 30, 2015, compared to (0.16)% of average loans for the three months ended June 30, 2014. Annualized net charge-offs decreased to 0.10% of average loans for the nine months ended June 30, 2015, compared to 0.22% of average loans for the nine months ended June 30, 2014.

•
Non-interest income was $1.6 million for the three months ended June 30, 2015 compared to $1.6 million for the three months ended March 31, 2015 and $1.5 million for the three months ended June 30, 2014, and $4.9 million for the nine months ended June 30, 2015, compared to $4.7 million for the nine months ended June 30, 2014.

•
Recurring non-interest expenses increased $243,000, or 4.7%, to $5.5 million for the three months ended June 30, 2015, compared to $5.2 million for the three months ended March 31, 2015 and increased by $176,000, or 3.3%, compared to $5.3 million for the three months ended June 30, 2014. The increase compared to the three months ended March 31, 2015 was the result of a valuation adjustment of $254,000 recorded on our interest in a foreclosed property managed by the lead lender on a loan participation purchased by a predecessor bank acquired by the Company in 2008. The improvement from the three months ended June 30, 2014, was primarily the result of cost savings related to the branches we closed in 2014 and a reduction in FDIC insurance premiums.

•
Non-recurring non-interest expenses during the three months ended June 30, 2015 resulted from the decision to close an underperforming branch office and the buyout of a service contract during the quarter.

•
During the quarter, we continued our stock repurchase programs. For the three months ended June 30, 2015, we purchased 114,869 shares at an average price of $17.44 per share. In total, since we began our stock repurchase programs in May 2014, we have repurchased 933,026 shares, or 18.1% of the shares outstanding in May 2014, at an average price of $16.55 per share through June 30, 2015. Our stock repurchase activity has reduced our equity to average assets ratio from 16.65% at March 31, 2014 to 12.48% at June 30, 2015 and increased our tangible book value per share from $17.42 at March 31, 2014 to $17.49 at June 30, 2015.

About Westbury Bancorp, Inc.
Westbury Bancorp, Inc. is the holding company for Westbury Bank. The Company's common shares are traded on the Nasdaq Capital Market under the symbol “WBB”.
Westbury Bank is an independent community bank serving communities in Washington, Waukesha and Outagamie Counties through its eight full service offices and one loan production office providing deposit and loan services to individuals, professionals and businesses throughout its markets.
Forward-Looking Information
Information contained in this press release, other than historical information, may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Certain tabular presentations may not reconcile because of rounding.
___________________________________
WEBSITE: www.westburybankwi.com
Contact:    Ray Lipman-Chairman and CEO
Greg Remus - President
Kirk Emerich-Senior Vice President and CFO
262-334-5563

	At or For the Three Months Ended:
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Selected Financial Condition Data:	(Dollars in thousands)
Total assets	$629,380	$610,134	$594,614	$568,695	$556,477
Loans receivable, net	486,497	467,447	438,172	416,874	380,795
Allowance for loan losses	4,536	4,483	4,224	4,072	4,039
Securities available for sale	79,450	77,881	83,180	90,346	100,203
Total liabilities	552,379	530,998	508,088	482,208	467,782
Deposits	522,031	512,047	472,688	454,928	448,977
Stockholders' equity	77,001	79,136	86,526	86,487	88,695

Asset Quality Ratios:
Non-performing assets to total assets	0.39%	0.52%	0.60%	0.67%	0.90%
Non-performing loans to total loans	0.21%	0.23%	0.27%	0.34%	0.52%
Total classified assets to total assets	0.73%	0.82%	1.02%	1.14%	1.86%
Allowance for loan losses to non-performing loans	434.90%	412.04%	349.96%	284.76%	202.05%
Allowance for loan losses to total loans	0.92%	0.95%	0.95%	0.97%	1.05%
Net charge-offs to average loans (annualized)	0.08%	0.04%	0.19%	0.17%	(0.16)%

Capital Ratios:
Average equity to average assets	12.48%	13.72%	15.01%	15.39%	16.15%
Equity to total assets at end of period	12.23%	12.97%	14.55%	15.21%	15.94%
Total capital to risk-weighted assets (Bank only)	13.50%	14.11%	15.81%	16.18%	17.20%
Tier 1 capital to risk-weighted assets (Bank only)	12.61%	13.18%	14.81%	15.17%	16.13%
Tier 1 capital to average assets (Bank only)	10.26%	10.57%	10.79%	11.13%	11.38%
CET1 capital to risk-weighted assets (Bank only)	12.61%	13.18%	N/A	N/A	N/A

	Three Months Ended		Nine Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Selected Operating Data:	(in thousands)
Interest and dividend income	$5,285	$4,502	$15,285	$13,500
Interest expense	518	394	1,407	1,217
Net interest income	4,767	4,108	13,878	12,283
Provision for loan losses	150	—	800	350
Net interest income after provision for loan losses	4,617	4,108	13,078	11,933
Service fees on deposit accounts	1,081	1,069	3,236	3,100
Gain on sale of loans, net	79	103	322	167
Servicing fee income, net of amortization and impairment	69	34	112	352
Insurance and securities sales commissions	78	65	234	259
Rental income from real estate operations	146	154	422	471
Other non-interest income	153	87	565	348
Total non-interest income	1,606	1,512	4,891	4,697

Recurring non-interest expense	5,465	5,289	15,792	16,710
Non-recurring non-interest expense items:
Valuation loss on real estate held for sale	—	252	—	2,216
Branch realignment	250	46	250	619
Buyout of service contract	350	—	350	—
Total non-interest expense	6,065	5,587	16,392	19,545
Income (loss) before income tax expense	158	33	1,577	(2,915)
Income tax expense (benefit)	48	(36)	536	(1,253)
Net income (loss)	$110	$69	$1,041	$(1,662)

	At or For the Three Months Ended:
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Selected Operating Data:	(in thousands)
Interest and dividend income	$5,285	$5,120	$4,880	$4,822	$4,502	$4,472
Interest expense	518	460	429	420	394	399
Net interest income	4,767	4,660	4,451	4,402	4,108	4,073
Provision for loan losses	150	300	350	200	—	200
Net interest income after provision for loan losses	4,617	4,360	4,101	4,202	4,108	3,873
Service fees on deposit accounts	1,081	999	1,156	1,089	1,069	966
Gain on sale of loans, net	79	174	69	47	103	17
Servicing fee income, net of amortization and impairment	69	6	37	47	34	71
Insurance and securities sales commissions	78	98	58	63	65	99
Rental income from real estate operations	146	148	128	150	154	157
Other non-interest income	153	186	226	151	87	117
Total non-interest income	1,606	1,611	1,674	1,547	1,512	1,427

Recurring non-interest expense	5,465	5,222	5,105	5,448	5,289	5,777
Non-recurring non-interest expense items:
Valuation loss on real estate held for sale	—	—	—	(7)	252	1,964
Branch realignment	250	—	—	—	46	573
Buyout of service contract	350	—	—	—	—	—
Total non-interest expense	6,065	5,222	5,105	5,441	5,587	8,314
Income (loss) before income tax expense	158	749	670	308	33	(3,014)
Income tax expense (benefit)	48	265	223	81	(36)	(1,215)
Net income (loss)	$110	$484	$447	$227	$69	$(1,799)

	At or For the Three Months Ended		At or For the Nine Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Selected Financial Performance Ratios:
Return on average assets	0.07%	0.05%	0.23%	(0.40)%
Return on average equity	0.56%	0.31%	1.66%	(2.44)%
Interest rate spread	3.39%	3.38%	3.39%	3.42%
Net interest margin	3.40%	3.41%	3.41%	3.44%
Non-interest expense to average total assets	3.83%	4.07%	3.57%	4.76%
Average interest-earning assets to average interest-bearing liabilities	102.49%	106.77%	104.26%	106.02%

Per Share and Stock Market Data:
Net income (loss) per common share	$0.03	$0.01	$0.25	$(0.35)
Basic weighted average shares outstanding	3,900,866	4,749,793	4,217,149	4,750,727
Book value per share - excluding unallocated ESOP shares	$19.05	$18.25	$19.05	$18.25
Book value per share - including unallocated ESOP shares	$17.49	$16.92	$17.49	$16.92
Closing market price	$17.33	$15.11	$17.33	$15.11
Price to book ratio - excluding unallocated ESOP shares	90.97%	82.79%	90.97%	82.79%
Price to book ratio - including unallocated ESOP shares	99.09%	89.30%	99.09%	89.30%

                            7